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                                                                     Exhibit 5.4

                          [LETTERHEAD OF NAUTA DUTILH]



Rotterdam, July 3,2003



CanWest Media Inc.
31st Floor, TD Centre
201 Portage Avenue
Winnipeg, Manitoba
Canada R3B 3L7

The Parties identified on Schedule A hereto

Ladies and Gentlemen,

We have acted as Netherlands counsel to CanWest Media Inc., a Canadian corporation (the "Company"), and the parties identified on Schedule A hereto (the "Dutch Guarantors") in connection with the Company's offer to exchange (the "Exchange Offer") its U.S. $200.0 million 7 5/8% Series A Senior Notes due 2013 (the "Initial Notes") for U.S.$ 200.0 million in registered 7 5/8% Series B Senior Notes due 2013 (the "Exchange Notes"). This opinion is being delivered to you for filing as an exhibit to the Registration Statement on Form F-4 (the "Registration Statement") to be filed by the Company, the Dutch Guarantors and the other guarantors identified therein (collectively, the "Guarantors") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of the Exchange Notes (and the related Guarantee of the Guarantors (the "Guarantee")) under the Securities Act. The Initial Notes were issued, and the Exchange Notes will be issued, pursuant to an Indenture, dated as of April 3, 2003 (the "Indenture"), among the Company, the Guarantors and The Bank of New York, as Trustee.

In this capacity, we have examined the Registration Statement, the prospectus contained therein and originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Dutch Guarantors, certificates of public officials, officers of the Dutch Guarantors and other persons, and such other documents, agreements and instruments, as we deemed necessary as a basis for the opinion hereinafter expressed. In rendering the opinion expressed below, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. In addition, we have made such further examination of law and fact as we have deemed appropriate in connection with the opinions hereinafter set forth.
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Based upon, and subject to the foregoing, we are of the opinion that:

1. Each of the Dutch Guarantors is a corporation duly incorporated and validly existing under the laws of the Netherlands, and has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantee.

2. The Indenture has been duly authorized by each of the Dutch Guarantors and has been duly executed by each of the Dutch Guarantors in accordance with the laws of the Netherlands.

3. The Guarantee has been duly authorized by each of the Dutch Guarantors in accordance with the laws of the Netherlands and has been duly executed by each of the Dutch Guarantors in accordance with the laws of the Netherlands.

4. The execution of the Indenture and the Guarantee by each of the Dutch Guarantors, the performance by each of the Dutch Guarantors of their obligations thereunder and the enforcement of such obligations do not violate any applicable law or public policy of the Netherlands.

The opinions expressed above are subject to the following qualifications:

(A) This opinion is limited by any applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors in general, including, but not limited to, the Tax Collection Act, and by statutory provisions with regard to fraudulent preference.

(B) The enforcement of the obligations under the Indenture and the Guarantee is limited by rules of "force majeure", reasonableness and fairness, unforeseen circumstances, set-off, prescription and other defences afforded by Netherlands law to obligors generally.

(C) The term "enforceable" used above does not mean that the relevant obligations will be specifically enforceable or that injunctive relief will be available as a remedy for the enforcement of such obligations under all circumstances.

(D) With respect to the giving of the Guarantee by the Dutch Guarantors, it should be noted that, under Article 2:7 of the Netherlands Civil Code ("NCC") a transaction entered into by a legal entity can be annulled if the
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         objects of that entity are thereby exceeded and the other party was or should, without making its own enquiries, have been aware thereof. Only the legal entity can invoke this ground for annulment.

         There is uncertainty as to the question of when the objects of a legal entity are exceeded (i.e., when a transaction is ultra vires). The Netherlands Court of Cassation has ruled that in determining whether a certain transaction is ultra vires all circumstances must be taken into account and that the manner in which the objects have been defined in the company's articles of association is not the only decisive factor. The fact that the company forms part of a group of companies may be another relevant factor.

         Several legal writers take the view that the acts of the company should be in the actual interest of that company in the sense that they are conducive to the realisation of the objects of the company as laid down in its articles of association. A number of those writers are of the opinion that the giving of guarantees and granting of security for the debt of a third party is in principle - in the absence of circumstances which indicate the contrary - ultra vires. According to most writers referred to above, circumstances which indicate the contrary may exist in a situation where a company forming part of a group of companies directly or indirectly benefits from the fact that another company forming part of the same group incurs a debt for which the former company gives a guarantee.

         Case-law and literature do not offer much guidance in determining to what extent group companies must have benefited to qualify for having acted within the scope of their objects clause.

         In Netherlands financing transactions, financial institutions accept the risks described above in cases where the security provided by parties such as the Dutch Guarantors does not represent an essential element of the security package.

(E) Article 3:45 NCC provides that, where a debtor who enters into a transaction without being legally obliged to do so, knew or should have known that the possibilities for one or more of its creditors to seek recourse against its assets would be negatively affected thereby, any creditor whose opportunity to recover his claim has been prejudiced, has the right to nullify such transaction if certain conditions are met ("Actio Pauliana"). In Netherlands financing transactions, financial institutions accept the risks described above in cases where the security provided by parties such as the Dutch Guarantors does not represent an essential element of the security package. Pursuant to certain provisions of the Netherlands Bankruptcy Act
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         a trustee in bankruptcy can exercise the right of nullification on behalf of the bankruptcy estate in similar situations.

(F) It is uncertain under the laws of The Netherlands whether, upon the enforcement of a judgment for a sum of money expressed in foreign currency against assets of the debtor situated in The Netherlands, proceeds can be obtained in such foreign currency or whether proceeds can only be obtained in Netherlands' currency which subsequently has to be converted into such foreign currency.

(G)      The president of a competent district court
         ("arrondissementsrechtbank") of The Netherlands, in any matter in which the plaintiff seeks provisional measures in summary proceedings ("kort geding"), may assume jurisdiction, notwithstanding a contractual provision to the contrary.

(H) It should be noted that it is uncertain whether service of process at the address of a process agent referred to in the Indenture and the Guarantee for legal proceedings in The Netherlands will be valid. Therefore, it is recommendable that, in the event of initiating legal proceedings in The Netherlands, service of process is also effected upon the defendants at their domicile or residence in The Netherlands, if any.

         This opinion is limited solely to the laws of the Netherlands.

This opinion is being delivered to you in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written authorization. Kaye Scholer LLP may rely on this opinion with respect to matters governed by Netherlands law for purposes of its opinion to you of even date herewith. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or under the rules and regulations of the Commission thereunder.

Very truly yours,


/s/ BART TH. DEROGEE

For and on behalf of
Nauta Dutilh
Bart Th. Derogee
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Nauta Dutilh N.V. has its seat at Rotterdam, The Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out under a contract for professional services ("overeenkomst van opdracht") with NautaDutilh N.V., subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.
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                                  SCHEDULE "A"

-        CGS International Holdings (Netherlands) B.V.

-        CGS Shareholding (Netherlands) B.V.

-        CGS Debenture Holding (Netherlands) B.V.

-        CGS NZ TV Shareholding (Netherlands) B.V.

         CGS NZ Radio Shareholding (Netherlands) B.V.